Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2025 relating to the financial statements of SNDL Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2024.

/s/ Marcum llp

New York, NY

March 27, 2025